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              [LETTERHEAD OF DAUPHIN DEPOSIT BANK APPEARS HERE]

FOR IMMEDIATE RELEASE                         CONTACT: N. Bruce Pinto
July 1, 1994                                           Vice President
                                                       (717) 255-2066

             DAUPHIN DEPOSIT ACQUIRES EASTERN MORTGAGE SERVICES

     Harrisburg, PA, July 1, 1994...Dauphin Deposit Bank and Trust Company completed the previously announced acquisition of Eastern Mortgage Services, Inc., a closely held mortgage banking company headquartered in Trevose, Pennsylvania.
     Dauphin paid approximately $20 million in cash for all the outstanding stock of Eastern Mortgage. The price is subject to post closing adjustments.
     Marvin Bank, managing director and chief executive officer of Eastern Mortgage will continue to function in that capacity. Eastern Mortgage services approximately $635,000,000 of first mortgage loans on residential property, primarily in the eastern Pennsylvania and New Jersey markets.
     Dauphin Deposit Bank and Trust Company, headquartered in Harrisburg, PA, includes the Reading based Bank of Pennsylvania, the Hanover based Farmers Bank and the Chambersburg based Valleybank Divisions. The Bank is a subsidiary of Dauphin Deposit Corporation, the leading independent bank holding company in Central Pennsylvania.

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